Hong Kong Highpower Technology

Hong Kong Highpower Technology Reports
First Quarter 2009 Financial Results

HONG KONG AND SAN JOSE, CALIF., May 12, 2009 – Hong Kong Highpower Technology, Inc. (NYSE Amex: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium-ion (Li-ion) rechargeable batteries and related products, today announced financial results for the first quarter ended March 31, 2009.

Business Highlights

•	Generated gross margin of 21.2% on net sales of $11.3 million for first quarter 2009;
•	Earned net income of $0.03 per diluted share for first quarter 2009;
•	Maintained a healthy capital structure for ongoing growth initiatives and expansion plans;
•	Strengthened financial position by reducing inventory levels and bank debt;
•	Increased Li-ion average monthly production rate to 500,000 units for the first quarter of 2009; and
•	Continued construction of new Ni-MH facility in Huizhou, Guangdong Province, PRC.

“As expected, our first quarter sales were impacted by the global economic recession, which resulted in decreased product orders and unit prices from our customers,” said George Pan, Chairman and Chief Executive Officer of Hong Kong Highpower Technology.  “However, we were able to maintain our margins due to our modern manufacturing processes, low cost operating structure, and our proactive steps to control expenses. We intend to achieve further cost savings with the construction of our new Ni-MH facility which will provide for greater efficiencies and lower per-unit cost of production. We were also able to successfully reduce our inventory levels and bank debt to further strengthen our financial position.”

“We are maintaining excellent relationships with our customers and we continue to be a supplier of choice given our broad offering of high quality products, attractive pricing, and our ability to respond quickly to customer demands. We are well positioned for the economic recovery and have ample liquidity to fund our growth initiatives.”

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Hong Kong Highpower Technology

First Quarter 2009 Financial Results

Net sales for the first quarter ended March 31, 2009 decreased 36.5% to $11.3 million, compared to $17.8 million for the first quarter ended March 31, 2008. On a sequential basis, first quarter net sales decreased by 36.2% compared to $17.7 million for the fourth quarter of 2008. The year-over-year decrease was largely due to a 22% decrease in the number of battery units sold and a 19% decrease in the average selling price of battery units. The 19% decrease in the average selling price of our battery units was due to a decrease in the cost of nickel during the three months ending March 31, 2009 compared to the comparable period in 2008.

Gross profit for the first quarter ended March 31, 2009 decreased 11.1% to $2.4 million, compared to $2.7 million for the first quarter ended March 31, 2008. On a sequential basis, first quarter gross profit decreased 25%, compared with $3.2 million for the fourth quarter 2008. Gross margin was 21.2% for the first quarter ended March 31, 2009, compared to 15.2% for the first quarter ended March 31, 2008, and 17.9% for the fourth quarter 2008.  The improvement in gross margin in each period reflects the decline in the market cost of nickel since September 2007 as well as production efficiencies.

Selling and distribution costs were $531,000 for the first quarter ended March 31, 2009, compared to $414,000 for the comparable period in 2008 and $655,000 for the fourth quarter 2008.  The increase in year-over-year selling and distribution costs in the first quarter 2009 was primarily due to expansion of the Company’s sales force.

General and administrative expenses, including stock-based compensation, were $1.1 million or 9.8% of net sales for the first quarter ended March 31, 2009, compared to $770,000, or 4.3% of net sales for the first quarter 2008, and $1.8 million or 10.4% of net sales for the fourth quarter 2008.  The year-over-year increase as a percentage of net sales was due to increased labor costs, costs associated with the Company’s continuing obligations as a public company as a result of its public offering in June 2008, and stock-based compensation expenses.

The Company reported a loss on the exchange rate difference between the U.S. Dollar (“USD”) and the Renminbi (“RMB”) of $33,000 for the first quarter ended March 31, 2009.  This compares with losses on the exchange rate difference of $505,000 and $187,000 for the first quarter 2008 and the fourth quarter 2008, respectively.

The Company recorded a provision for income taxes of $161,000 for the first quarter ended March 31, 2009, compared with provisions for income taxes of $167,000 for the first quarter 2008 and $262,000 for the fourth quarter 2008.

Net income for the first quarter of 2009 was $403,000, or $0.03 per diluted share, based on 13.6 million weighted average shares outstanding. This compares with first quarter 2008 net income of $730,000, or $0.06 per diluted share, based on 14.8 million weighted average shares outstanding, and fourth quarter 2008 net income of $303,000, or $0.02 per diluted share, based on 13.7 million weighted average shares outstanding.

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Hong Kong Highpower Technology

Non-GAAP Financial Results

EBITDA for the first quarter ended March 31, 2009 totaled $870,473, compared with $1,271,252 for the first quarter 2008 and $1,011,257 for the fourth quarter 2008.  The year-over-year decrease was due to the decrease in the number of battery units sold and increased general and administrative and stock-based compensation expense.

Hong Kong Highpower Technology considers and uses EBITDA, a financial measure not in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), as a supplemental measure of its operating performance. The Company defines EBITDA as net income (loss) before net interest expense, provision (benefit) for income taxes, and depreciation and amortization. The Company believes the use of EBITDA facilitates the use by investors of operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in such items as the book amortization of intangible assets (affecting relative amortization expense), the age and book value of facilities and equipment (affecting relative depreciation expense), and capital structure (affecting relative interest expense).   EBITDA is calculated as follows for the periods presented:

	Three Months Ended
	March 31		December 31
	2009	2008	2008
	$	$	$
Net income (loss)	402,966	730,327	302,557
Interest expense	41,120	206,750	82,331
Income taxes	161,067	166,880	262,089
Depreciation	237,217	154,795	289,841
Amortization	28,103	12,500	74,439
EBITDA	870,473	1,271,252	1,011,257

Balance Sheet

At March 31, 2009, Hong Kong Highpower Technology had cash and cash equivalents and restricted cash totaling $8.7 million, total assets of $39.9 million, working capital of $4.5 million and stockholders’ equity of $16.7 million. Bank credit facilities totaled $23.2 million at March 31, 2009, of which $11.7 million was available as unused credit.

Conference Call and Webcast

Management of Hong Kong Highpower Technology will host a conference call today,  Tuesday, May 12, 2009 at 6:00 a.m. Pacific time/9:00 a.m. Eastern time to discuss first quarter 2009 financial results and answer questions.

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Hong Kong Highpower Technology

Individuals interested in participating in the conference call may do so by dialing 800-891-5765 from the U.S., or 702-696-4830 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.haopengbattery.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 800-642-1687 from the U.S., or 706-645-9291 from outside the U.S., and entering reservation code 99079370. A webcast replay will be available for one year.

Upcoming Conference – China Rising Investment Conference in NY, May 18, 2009

Henry Ngan, Chief Financial Officer of Hong Kong Highpower, will present at the upcoming China Rising Investment Conference in New York, NY on May 18, 2009.  The presentation will take place at 2:00PM (EST), Track 3 and a webcast of the presentation will be available at http://www.chinarisingconference.com/webcast.html.  A webcast replay will be available for one year.

About Hong Kong Highpower Technology, Inc.

Hong Kong Highpower Technology develops, manufactures and markets rechargeable nickel metal hydride (Ni-MH) and lithium-ion (Li-ion) batteries and related products for use in a variety of electronic devices. The majority of Hong Kong Highpower Technology’s products are distributed worldwide to markets in the United States, Europe, China, Hong Kong, Southeast Asia and Taiwan. For more information, visit www.haopengbattery.com.

To be added to the Company’s email distribution for future news releases, please send your request to HPJ@finprofiles.com. Company news can also be found at http://hpj.client.shareholder.com/releases.cfm.

Media and Investor Inquiries:
Henry H. Ngan
Chief Financial Officer
+1-917-887-0614
ir@highpowerbatteries.com

Financial Profiles, Inc.
Tricia Ross
(310) 277-4711
HPJ@finprofiles.com

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Hong Kong Highpower Technology

Forward Looking Statement

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

– financial tables to follow –

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Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Three months ended March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Net sales	11,309,805	17,831,562
Cost of sales	(8,913,709)	(15,123,264)

Gross profit	2,396,096	2,708,298
Depreciation	(51,114)	(49,371)
Selling and distribution costs	(531,349)	(414,023)
General and administrative costs including stock-based compensation	(1,102,922)	(769,696)
Loss on exchange rate difference	(32,724)	(504,887)

Income from operations	677,987	970,321
Change in fair value of currency forwards	(88,113)	29,102
Other income	66,815	104,534
Interest expenses	(41,120)	(206,750)
Other expenses	(51,536)	-

Income before income taxes	564,033	897,207
Income taxes	(161,067)	(166,880)

Net income	402,966	730,327

Other comprehensive income
- Foreign currency translation gain	35,849	232,085

Comprehensive income	438,815	962,412

Income per common share
- Basic and diluted	0.03	0.06

Weighted average common shares outstanding
- Basic and diluted	13,562,596	14,798,846

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Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL POSITION
(Stated in US Dollars)

	As of
	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)

ASSETS
Current Assets :
Cash and cash equivalents	3,432,997	4,175,780
Restricted cash	5,303,892	4,845,478
Accounts receivable	7,265,693	8,765,593
Notes receivable	110,777	429,815
Prepaid expenses and other receivables	3,230,124	1,732,709
Deferred charges – Stock-based compensation	86,667	216,667
Inventories	8,283,889	11,208,697

Total Current Assets	27,714,039	31,374,739
Deferred tax assets	113,707	104,556
Plant and equipment, net	8,116,214	7,778,477
Leasehold land, net	3,034,729	3,050,510
Intangible asset, net	887,500	900,000
Currency forward	28,346	116,157

TOTAL ASSETS	39,894,535	43,324,439

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Current Liabilities :
Non-trading foreign currency derivatives liabilities	225,235	293,830
Accounts payable	7,315,493	8,306,123
Other payables and accrued liabilities	3,510,373	3,139,275
Income taxes payable	632,183	476,330
Bank borrowings	11,492,783	14,829,228

Total Current Liabilities	23,176,067	27,044,786

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Hong Kong Highpower Technology

HONG KONG HIGHPOWER TECHNOLOGY, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL POSITION (CONTINUED)
(Stated in US Dollars)

	As of
	March 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)

STOCKHOLDERS’ EQUITY
Preferred Stock
Par value: $0.0001
Authorized: 10,000,000 shares
Issued and outstanding: none	-	-

Common stock
Par value : $0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2009 –13,562,596 shares (2008 –13,562,596 shares)	1,356	1,356
Additional paid-in capital	5,048,194	5,048,194
Accumulated other comprehensive income	1,630,940	1,595,091
Retained earnings	10,037,978	9,635,012

TOTAL STOCKHOLDERS’ EQUITY	16,718,468	16,279,653

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	39,894,535	43,324,439

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